Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Offering Statement on Form S-1 of our report dated June 7, 2019, except for Note 14, as to which date is January 28, 2020 relating to the consolidated financial statements of LMP Automotive Holdings, Inc. and Subsidiaries as of and for the years ended December 31, 2018 and 2017. We also consent to the reference to our firm under the heading "Experts" appearing therein.

Grassi & Co., CPAs, P.C.

Jericho, New York

February 5, 2020